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                              EMPLOYMENT AGREEMENT


      AGREEMENT dated August 1, 1997 (the "Effective Date") by and between VIRAGEN, INC., a Delaware Corporation ("Employer or the "Company"), and ROBERT
H. ZEIGER ("Employee").

                               W I T N E S S E T H

      WHEREAS, Employer desires to employ Employee upon the terms and conditions hereinafter set forth and Employee desires to accept employment upon such terms and conditions; and

      WHEREAS, Employer and Employee desire to set forth in writing the terms and conditions of their agreements and understandings with respect to Employee's employment by Employer.

      NOW, THEREFORE, Employer hereby to employs Employee and Employee hereby accepts employment under the following terms and conditions:

      1.    EMPLOYMENT

            Employer hereby employs Employee, and Employee hereby accepts employment by Employer, upon all the terms and conditions hereinafter set forth.

      2.    TERM

            Subject to the provisions for earlier termination set forth in
Section 9 hereof, this Agreement shall commence on the Effective Date and shall end as of the close of business of the day immediately preceding the first anniversary of the Effective Date (the "Employment Term"). Notwithstanding any of the foregoing to the contrary, if this Employment Agreement is terminated prior to the expiration of the Employment Term, "Employment Term" shall mean the period commencing on the Effective Date and ending as of the close of business of the day of termination of Employee's employment.

      3.    EMPLOYEE'S REPRESENTATIONS AND WARRANTIES

            Employee represents and warrants to Employer that he is free to accept employment with Employer as contemplated herein and has no other written or oral obligations or commitments of any kind or nature which would in any way interfere with his acceptance of employment pursuant to the terms hereof or the full performance of his obligations hereunder or the exercise of his best efforts in his employment hereunder.
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      4.    DUTIES AND EXTENT OF SERVICES

            Employee shall be employed as Employer's Chief Executive Officer and as such, shall, subject to the direction of Employer's President, supervise the conduct of Employer's operations and affairs, consistent with the position of Chief Executive Officer and perform such other duties and responsibilities as may be reasonably assigned to Employee from time to time consistent with such title by the Employer's President. Employee agrees to devote sufficient time, skill, attention and energy as Employee deems necessary to perform the duties and responsibilities reasonably assigned to him hereunder or pursuant hereto to the best of his abilities. Employee shall use his best efforts to be loyal and faithful at all times. Employee agrees not to enter into any other employment agreement during the term hereof.

      5.    COMPENSATION

            Employee shall be compensated at a rate of $500 per day ($750 per day if traveling on behalf of the Company) for each day Employee is present on the Company's premises or otherwise performing his duties as Chief Executive Officer, to a maximum of $120,000 per year during the Employment Term, payable in accordance with the Company's normal payroll process, currently bi-weekly. Employee is also entitled to receive fringe benefits that shall be made available to Employee described in this Agreement.

            Commencing September 1, 1997, Employer shall pay to Employee additional compensation ("Additional Compensation") of $5,000 per month, payable on the first business day of each month, for a period of six consecutive months, for each whole month Employee continues to be employed by Employer. Both Employer and Employee acknowledge that such Additional Compensation represents monthly payment in areas for services provided by Employee.

      6.    FRINGE BENEFITS AND EXPENSES

            A. Employee Plans. Employee shall be eligible (subject to the terms and conditions of particular plans and programs) to participate in such medical, hospitalization, group health, accident, disability and life insurance programs and plans, such pension, profit sharing, stock option, incentive compensation and stock purchase plans and such other employee benefit programs to the same extent such plans and programs are made generally available from time to time by Employer to all of its other executives; provided, however, Employer shall be under no obligation to make any of such plans or programs available to its employees or continue any which currently or in the future exist, except as otherwise required by law.


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            B. Other Expenses. Employer shall promptly pay directly or reimburse
Employee for his reasonable out-of-pocket costs and expenses incurred in connection with the performance of his duties and responsibilities hereunder subject to the submission by Employee of appropriate invoices, receipts and other supporting documentation, consistent with Employer's customary reimbursement policies and procedures.

            C. Automobile. For the term of this Agreement, Employer shall pay Employee $400 per month, payable in advance, for performance of Employee's duties to Employer as specified herein.

      7.    VACATIONS

            Employee shall be entitled to normal vacation (of not less than two weeks) taken by other members of senior management during the Employment Term. Employee shall not be entitled to be compensated for any unused vacation upon termination of this Agreement. The periods during which Employee will be absent from work shall be determined by Employee taking into account the needs of Employer's business and shall be subject to the approval of the President (which shall not be unreasonably withheld).

      8.    FACILITIES

            Employer shall provide and maintain (or cause to be provided and maintained) such facilities, equipment, supplies and personnel as it reasonably determines is adequate for Employee's performance of his duties and responsibilities under this Agreement.

      9.    TERMINATION OF EMPLOYMENT

            A. Employee Notice of Termination. Employer and Employee acknowledge that Employee may terminate this Agreement prior to the expiration of the Employment Term with 60 days written notice ("60 day notice period") to Employer. Employee shall deliver such written notice to the Company's principal administrative office: Viragen, Inc., 865 SW 78th Avenue, Suite 100, Plantation, Florida 33324, attention President. Following the expiration of the 60 day notice period, both Employer and Employee are released from the provisions of this Agreement, it being understood that the restrictions, acknowledgements, covenants and agreements of Employee set forth the Sections 10, 11, 12 and 13 of this Agreement shall survive.

            B. Other Termination Events. Notwithstanding any provisions of this Agreement to the contrary, Employee's employment may be terminated by Employer with Cause (as hereinafter defined) effective upon the delivery of written notice to Employee. In addition, Employee's employment shall terminate (i) upon Employee's death or (ii) upon Employee becoming Disabled (as hereinafter defined).


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            C. Definition of Disabled. For purposes of this Agreement, Employee shall be deemed to be "Disabled" when, by reason of physical or mental illness or of injury as confirmed by competent medical evidence, he is unable to perform substantially all of the duties and responsibilities required of him in connection with his employment hereunder. No disability shall be deemed to exist until after Employee shall be unable to perform his duties hereunder for ninety
(90) consecutive days (the "Disability Period"). If Employee shall have been under a disability but shall have returned to work prior to the end of the Disability Period, any new disability commencing within thirty (30) days of the termination of the prior disability shall be a continuation of the prior disability, and the period of all such disabilities shall be added together to determine whether, or how much of, the Disability Period has elapsed.

            D. Definition of Cause. For purposes of this Agreement, "Cause" shall be: (a) felony conviction for fraud or criminal conduct (other than conviction of, or a plea of guilty to, a traffic violation), from which no appeal can be taken; (b) habitual drunkenness or drug addiction; (c) embezzlement; (d) material sanctions against Employee in his capacity as an employee of Employer by regulatory agencies governing Employer or against Employer because of wrongful acts or conduct of Employee which have a material adverse affect upon the Employer and its business; (e) material breach or default by Employee of any of the material terms or conditions of this Agreement, and the continuation of such material breach or default by Employee for a period of seven (7) days following the date of receipt of written notice from Employer specifying the material breach of default of Employee or (f) the resignation or quitting of Employee prior to the end of the Employment Term, such resignation or quitting not being in accordance with the provisions of
Section 9.A (in this last event, Employee's employment shall be deemed terminated with cause on the date that he resigns or quits).

      If Employee's employment is terminated by Employer without Cause as defined in this Section, Employee shall be given sixty (60) days written notice of termination by Employer and be entitled to receive compensation and fringe benefits/expenses as provided for in sections 5 & 6 payable through the remainder of the Employment Term as provided for in Section 2 hereof. Additionally, in the event of termination without Cause, any outstanding but unexercised stock options or warrants granted to Employee, shall immediately vest and become fully exercisable through their stated respective Exercise Period(s).

      If Employee's employment is terminated for cause, Employee will be entitled to receive the equivalent of one month's compensation (exclusive of the Additional Compensation as described in Section 2) from the date of such termination.

      10.   NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

            A. Confidential Information. Employee acknowledges that Employee has been informed that it is the policy of Employer to maintain as secret and confidential all


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information relating to (i) the financial condition, businesses and interests of
Employer and its affiliates, (ii) the systems, know-how, products, services, costs, inventions, patents, patent applications, formulae, research and development procedures, notes and results, computer software programs, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets heretofore or hereafter acquired, sold, developed and/or used by Employer and its affiliates and (iii) the nature and terms of Employer's and its affiliates' relationships with their respective customers, clients, suppliers, lenders, vendors, consultants, independent contractors and employees (all such information being hereinafter collectively referred to as "Confidential Information"), and Employee further acknowledges that such Confidential Information is of great value to Employer and its affiliates and, in and by reason and as a result of Employee's employment by Employer, Employee will be making use of, acquiring and/or adding to such Confidential Information. Therefore, Employee understands that it is reasonably necessary to protect Employer's and its affiliates' trade secrets, good will and business interests that Employee agree and, accordingly, Employee does hereby agree, that Employee will not directly or indirectly (except where authorized by the President of Employer for the benefit of Employer and/or its affiliate(s) and/or as required in the course of his employment) at any time hereafter divulge or disclose for any purpose whatsoever to any persons, firms, corporations or other entities other than Employer or its affiliates (hereinafter referred to collectively as "Third Parties"), or use or cause or authorize any Third Parties to use, any such Confidential Information, except as (i) otherwise required to be disclosed by a Federal or State Regulatory agency, (ii) is approved for release by prior written authorization of the Employer or (iii) is or becomes publicly available through no wrongful or negligent act of Employee.

            B. Employer's Materials. In accordance with the foregoing, Employee furthermore agrees that (i) Employee will at no time retain or remove from the premises of Employer or its affiliates any research and development materials, drawings, notebooks, notes, reports, formulae, software programs or discs or other containers of software, manuals, data, books, records, materials or documents of any kind or description for any purpose unconnected with the strict performance of Employee's duties with Employer and (ii) upon the cessation or termination of Employee's employment with Employer for any reason, Employee shall forthwith deliver or cause to be delivered up to Employer any and all research and development materials, drawings, notebooks, notes, reports, formulae, software programs or discs or other containers of software, manuals, data, books, records, materials and other documents and materials in Employee's possession or under Employee's control relating to any Confidential Information or any property or information which is otherwise the property of Employer or its affiliates.

      11.   COVENANT-NOT-TO-COMPETE

            In view of the Confidential Information to be obtained by or disclosed to Employee, because of the know-how acquired and to be acquired by Employee, and as a material inducement to Employer to enter into this Agreement and continue to employ


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Employee, Employee covenants and agrees that, so long as Employee is employed by
Employer and for a period of two (2) years after Employee ceases for any reason to be employed by Employer, Employee shall not, directly or indirectly (i) divert business from, (ii) solicit or transact any business competitive with Employer or its affiliates with, or (iii) sell any products or services sold or offered by Employer or its affiliates to, any customer or former customer of Employer or its affiliates. In addition, Employee covenants and agrees that, so long as Employee is employed by Employer and for a period of two (2) years after Employee ceases for any reason to be employed by Employer, Employee hereby agrees to refrain from, anywhere in the world (the "Geographical Area"), directly or indirectly owning, managing, operating, controlling or financing, or participating in the ownership, management, control or financing, or participating in the ownership, management, control or financing of, or being connected with or having an interest in, or otherwise taking any part as a stockholder, director, officer, employee, agent, consultant, partner or otherwise in, any business competitive with that engaged in or being developed by Employer or its affiliates during Employee's term of employment. Employer's business is acknowledged to be the development, manufacture and sale of human leukocyte interferon therapy products. Employee acknowledges that Employer's business is anticipated to be international in scope, that a similar business could effectively compete with Employer's and its affiliates businesses from any location in the world, and that, therefore, the restricted Geographical Area is reasonable in scope to protect Employer's and its affiliates' trade secrets and legitimate business interests.

      12.   EMPLOYER'S REMEDIES FOR BREACH
            OF SECTIONS 10 AND 11

            Employee covenants and agrees that if Employee shall violate or breach any of Employee's covenants or agreements provided for in Sections 10 and 11 hereof, Employer and/or its affiliates shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration's or benefits which Employee directly or indirectly has realized or realizes as a result of, growing out of or in connection with any such violation or breach. In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provisions of Sections 10 or 11 hereof, Employer and/or its affiliates shall be entitled to a temporary and permanent injunction or any other appropriate decree of specific performance or equitable relief, without posting of bond, from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened or imminent breach or violation by Employee, by Employee's partners, agents, representatives, servants, employers or employees and/or by any third parties. Employer shall be entitled to such injunctive or other equitable relief in addition to any damages which are suffered. Resort by Employer and/or its affiliates to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which Employer or its affiliates may have with respect to such breach or violation.



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      13.   REASONABLENESS OF RESTRICTIONS

            A. Reasonableness. Employee acknowledges that any breach or violation of Sections 10 or 11 hereof will cause irreparable injury and damage and incalculable harm to Employer and its affiliates and that it would be very difficult or impossible to measure the damages resulting from any such breach or violation. Employee further acknowledges that Employee has carefully read and considered the provisions of Sections 10, 11 and 12 hereof and, having done so, agrees that the restrictions and remedies set forth in such Sections (including, but not limited to, the time period, geographical and types of restrictions imposed) are fair and reasonable and are reasonably required for the protection of the business, trade secrets, interests and good will of Employer and its affiliates.

            B. Severability. Employee understands and intends that each provision and restriction agreed to by Employee in Sections 10, 11 and 12 hereof shall be construed as separate and divisible from every other provision and restriction and that, in the event that any one of the provisions of, or restrictions in, Sections 10, 11 and/or 12 hereof shall be held to be invalid or unenforceable, the remaining provisions thereof and restrictions therein shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions or restrictions had not been included therein, and any one or more of such valid provisions and restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any such provision relating to time period and/or geographical and/or type of restriction shall be declared by a court of competent jurisdiction to exceed the maximum or permissible time period, geographical area or type of restriction such court deems reasonable and enforceable, said time period and/or geographical and/or type of restriction shall be deemed to become and shall thereafter be the maximum time period and/or geographical restriction and/or type of restriction which such court deems reasonable and enforceable.

            C. Survivability. The restrictions, acknowledgments, covenants and agreements of Employee set forth in Sections 10, 11, 12 and 13 of this Agreement shall survive any termination of this Agreement or of Employee's employment (for any reason, including expiration of the Employment Term).

            D. Comparable Restrictions. Employer agrees that it will use its best efforts to have other senior executives execute and observe agreements containing similar provisions as are contained in Sections 10, 11 and 12 hereof.




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      14.   EMPLOYEE'S DISCLOSURES AND REPRESENTATIONS
            AND WARRANTIES.

                  Employee hereby acknowledges, represents and warrants to, and/or agrees with, Employer as follows:

                  (a) That Employee and his representatives and agents (i) have received and read and are familiar with this Agreement. (ii) are familiar with the business and operations conducted and to be conducted by Employer and the risks attendant thereto, (iii) have been given access to and have examined or have had an opportunity to examine before the date hereof all applicable agreements, documents, records and books and such other applicable information as are available and relevant to such business and operations and to enable them to verify the accuracy of any information, agreements, documents, records or books provided to them.

                  (b) That Employee and/or his representatives and agents have had an opportunity to ask questions of and receive satisfactory answers from Employer and/or a person or persons authorized to act on Employer's behalf concerning the terms and conditions of this Agreement, this transaction and Employer and its currently contemplated business and operations.

                  (c) That Employee has been represented by such legal and other professional advisors (if any), each of whom has been personally selected by Employee, as Employee has found necessary to consult concerning the transactions contemplated in or by this Agreement.

                  (d) That Employee has full right, power and authority to perform all obligations under this Agreement.

            Employee hereby agrees to indemnify and hold harmless Employer and its shareholders, directors, officers, employees and agents from and against any and all loss, damage, liability, cost or expense (including reasonable attorneys' and paralegals' fees and costs before and at trial and at all appellate levels) due to or arising out of any inaccuracy in, or breach of, any representation, warranty or covenant of Employee contained in this Section 14.

      15.   INDEPENDENT COUNSEL

            Employer and Employee agree that each of them have been, or were advised and fully understand that they are entitled to be, represented by independent legal counsel with respect to all matters contemplated herein, from the commencement of negotiations at all times through the execution hereof.



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      16.   LAW APPLICABLE

            This Agreement shall be governed by and construed pursuant to the laws of the State of Florida, without giving effect to conflicts of laws principles.

      17.   NOTICES

            Any notices required or permitted to be given pursuant to this Agreement shall be sufficient, if in writing, and if personally delivered or sent by certified or registered mail, return receipt requested, to his residence, in the case of Employee, or to its then principal administrative office, in the case of Employer.

      18.   SUCCESSION

            This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, assignees and/or successors in interest of any kind whatsoever; provided, however, that Employee and Employer acknowledge and agree that they cannot assign or delegate any of their rights, duties, responsibilities or obligations hereunder to any other person or entity.

      19.   ENTIRE AGREEMENT

            This Agreement constitutes the entire final agreement between the parties with respect to, and supersedes any and all prior agreements between the parties hereto both oral and written concerning, the subject matter hereof and may not be amended, modified or terminated except by a writing signed by the parties hereto.

      20.   SEVERABILITY

            If any provision of this Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

      21.   NO WAIVER

            A waiver of any breach or violation by either party of any term, provision or covenant contained herein shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be binding.



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      22.   INDEMNITY OF EMPLOYEE

            Employer shall indemnify and hold harmless Employee from and against any and all claims, judgments, fines, penalties, liabilities, losses, costs and expenses (including reasonable attorneys' fees and costs) asserted against or incurred by Employee as a result of acts or omissions of Employee taken or made in the course of performing his duties for Employer or by reason of Employee acting or having acted as an officer of Employer, to the maximum extend permitted by law, including Section 607.0850, Florida Statutes (including the advancement of expense provisions thereof); provided, however, that such indemnity shall not apply to acts or omissions of Employee which constitute misconduct, gross negligence or which were intended by Employee to personally benefit Employee, directly or indirectly, at the expense of Employer, unless the matter which benefits Employee was first fully disclosed to the Board of Directors of Employer and approved by said Board.

      IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the day and year first above written.




                                   VIRAGEN, INC.


                              By: /s/   GERALD SMITH
                                   ---------------------
                                        Gerald Smith
                                           President


                                   /s/  ROBERT H. ZEIGER
                                   ---------------------
                                        Robert H. Zeiger




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